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                                                                    Exhibit 23.3



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
The Santa Cruz Operation, Inc.:

We consent to incorporation herein by reference of our reports dated October
22, 1997, relating to the consolidated balance sheet of The Santa Cruz Operation, Inc. and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two-year period ended September 30, 1997, and the related schedule, which reports appear or are incorporated by reference in the September 30, 1998, annual report on Form 10-K of The Santa Cruz Operation, Inc.


                                    KPMG LLP


Mountain View, California
May 26, 1999